Exhibit 99.1

SEACOR Marine Expands Presence in Brazil

Through the Formation of a New Joint Venture to Acquire UP Offshore

HOUMA, LA -- December 20, 2018 -- SEACOR Marine Holdings Inc. (NYSE: SMHI) (“SEACOR Marine” or the “Company”) today announced the acquisition of UP Offshore (Bahamas) Ltd. (“UP Offshore”) by a new joint venture company that is 49% owned by a subsidiary of SEACOR Marine and 51% owned by a subsidiary of Proyectos Globales de Energía y Servicios CME, S.A. de C.V. (“CME”). UP Offshore is a leading provider of offshore support vessel services to the energy industry in Brazil, the largest regional market in Latin America. Of UP Offshore’s 14 vessel fleet, 12 vessels are located in Brazil and registered under the Brazilian flag. Nine are platform supply vessels, four are ROV support vessels and one is an offshore terminal vessel.

The equity of UP Offshore was acquired for nominal consideration and its debt was refinanced with approximately $95 million of new indebtedness composed of:

-	$70 million in the form of a new six-year debt facility provided by UP Offshore’s existing lenders. The new facility is non-recourse to SEACOR Marine and CME or any of their respective subsidiaries;

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A $15 million loan to UP Offshore from Mantenimiento Express Marítimo, S.A.P.I. de C.V. (“MEXMAR”), an existing joint venture in Mexico between affiliates of SEACOR Marine and CME. This loan will be used to fund capital expenditures on two vessels in the UP Offshore fleet that have been awarded firm contracts of employment in Brazil. Except under certain limited circumstances, this loan is senior to the new bank facility in right of payment; and

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A $10 million loan from the new joint venture company of SEACOR Marine and CME to fund working capital requirements of UP Offshore. This loan is subordinate to the new bank debt facility and will be funded with an approximate $5.0 million capital contribution from subsidiaries of each of SEACOR Marine and CME.

John Gellert, SEACOR Marine’s Chief Executive Officer, and Alfredo Miguel, President of CME and MEXMAR, in a joint statement, commented: “We are pleased to expand our partnership and are excited to create a unique offshore services group with local presence in the major markets of Latin America. During the past seven years, we have grown MEXMAR to a fleet of 15 vessels, all documented and registered in Mexico, and through our new joint venture, we will now have a meaningful presence in Brazil. In acquiring UP Offshore, we were able to use our joint venture capital efficiently and plan to integrate a strong platform in Latin America into SEACOR Marine’s global network. The UP Offshore transaction demonstrates the benefit of lenders and operators working together.”

DNB Markets, Inc. acted as advisor to MEXMAR in this transaction. Clarksons Platou Securities AS acted as advisor to UP Offshore.

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SEACOR Marine provides global marine and support transportation services to offshore oil and natural gas and windfarm facilities worldwide. SEACOR Marine and its joint ventures operate a diverse fleet of offshore support and specialty vessels that deliver cargo and personnel to offshore installations; handle anchors and mooring equipment required to tether rigs to the seabed; tow rigs and assist in placing them on location and moving them between regions; provide construction, well workover and decommissioning support; and carry and launch equipment used underwater in drilling and well installation, maintenance and repair. Additionally, SEACOR Marine’s vessels provide accommodations for technicians and specialists, safety support and emergency response services.

Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “believe,” “plan,” “target,” “forecast” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. Forward-looking statements are inherently uncertain and subject to a variety of assumptions, risks and uncertainties that could cause actual results to differ materially from those anticipated or expected by the management of the Company. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, many of which are beyond the Company’s control. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties.  Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any). These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Please visit SEACOR Marine’s website at www.seacormarine.com for additional information.

For all other requests, contact Connie Morinello at (985) 858–6400 or

InvestorRelations@seacormarine.com